Exhibit 10.7(vi)
Amendment to Option Agreement
WHEREAS, TopSpin Medical, Inc. (the “Corporation”) and Erez Golan (the “Optionee”) entered into that certain Option Agreement dated January 7, 2007, as amended on February 20, 2007 and again on February 27, 2007 (the “Option Agreement”);
WHEREAS, the Optionee’s employment with the Corporation’s Israeli subsidiary, TopSpin Medical (Israel) Ltd. (“TopSpin”) is expected to be concluded and as of the conclusion of such employment which will occur on December 25th, 2007, (the “Conclusion Date”) under the Option Agreement, options to purchase 600,000 shares of Common Stock of the Corporation, par value US$ 0.001 each (“Common Stock”), will have already vested and the Corporation has agreed to have an additional 900,000 shares of Common Stock vest on the Conclusion Date and options to purchase additional 240,000 shares of Common Stock vest during two years thereafter, with the remaining 600,000 shares of Common Stock of the Corporation, par value US$ 0.001 each, subject to the option expiring upon the Conclusion Date; and
WHEREAS, the parties wish to amend the Option Agreement to reflect the above agreement;
NOW THEREFORE, the parties hereby agree to amend the Option Agreement effective as of September 25, 2007, as follows:
1.	All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Option Agreement.

2.	Sections 2 and 3 of the sub-section entitled “Vesting Schedule” of Section 1 of the Option Agreement shall be amended and replaced in their entirety with the following:

Vesting Schedule:	2. At the Conclusion Date, an aggregate of 900,000 Options shall vest.

2A. An additional 240,000 Options shall vest on a quarterly basis over a two years period after the Conclusion Date, with 30,000 Options vesting at the end of each quarter; Notwithstanding the above, any unvested portion of such Options will become immediately vested upon the termination by TopSpin of the consulting agreement with the Optionee for any reason, other than Optionee’s unwillingness to comply with Topspin’s Board of Directors or CEO’s reasonable requests pursuant to the Optionees obligations under the such consulting agreement.

3. Upon the Conclusion Date, the remaining 660,000 Options shall terminate and expire.
3.	Section 3.1 shall be amended and replaced in its entirety with the following:

“All other terms and conditions, including terms and conditions of expiration and termination of the Options, voting rights and adjustments, which are set forth in the Plan, shall apply to the Options, provided however that in case of any contradiction between the terms of the Options specified herein and the Plan, the terms specified herein shall prevail. Notwithstanding anything to the contrary in the Plan, and subject to Section 7.5(i) of the

Plan, following the termination of all of the Corporation’s or any of its subsidiaries’ engagements and relationship with the Optionee (whether as an employee, consultant, director or otherwise), vested Options shall be exercisable until the later of: (i) one (1) year following such termination, and (ii) December 31, 2009.

Notwithstanding any other provision of this Agreement or the Plan, it is hereby clarified the issuance of the Options and the Shares, their holding and transfer, are subject to the provisions of any applicable law, including, without limitation, the lock up periods imposed pursuant the provisions of the Securities Law, 1968.”

4.	All other terms and conditions of the Option Agreement, including without limitation the Exhibits thereto, shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to Option Agreement on the date first above written.

/s/ Erez Golan Erez Golan	/s/ Neil Cohen /s/ Eyal Kolka TopSpin Medical, Inc. By: Neil Cohen, Eyal Kolka

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